Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Koenig Loignon
(502) 636-4502 (office)
juliek@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS 2007 RESULTS

•	2007 Net Revenues From Continuing Operations Grow By 9 Percent
•	2007 Q4 Net Revenues From Continuing Operations Climb by 10.9 Percent
•

2007 EBITDA And Net Earnings From Continuing Operations Lower Due Primarily to Higher Insurance Recoveries of $18.5 Million Recorded During 2006 and Florida Legislative Expenses of $2.6 Million Recorded During Q4 of 2007

LOUISVILLE, Ky. (March 13, 2008) – Churchill Downs Incorporated (NASDAQ: CHDN) (“Company”) today reported results for the fourth quarter and year ended Dec. 31, 2007.

For the full year, net revenues from continuing operations grew to $410.7 million, a 9.0 percent increase from the prior year total of $376.7 million. Net revenues from continuing operations for the fourth quarter of 2007 climbed to $89.1 million, a lift of 10.9 percent from the previous year total of $80.3 million.

Total net revenues for the year and for the fourth quarter increased primarily due to the acquisition of the AmericaTAB and Bloodstock Research Information Services (“BRIS”) advance-deposit wagering (“ADW”) and data businesses in June 2007, as well as the launch of Churchill Downs Incorporated’s official ADW business, TwinSpires.com, during the year. Net revenues also increased year-over-year due in part to 48 additional days of live racing at Fair Grounds Race Course & Slots compared to the same period of 2006 and to the opening of the temporary slot facility at Fair Grounds. Fair Grounds conducted only 36 live racing days in 2006 due to the aftermath of Hurricane Katrina. The increase in net revenues was partially offset by four fewer race days at Churchill Downs.

A considerable difference in the amount of insurance recoveries recognized during 2007 compared to 2006, as well as higher spending on legislative initiatives in 2007 and the related increase in tax rates, contributed to lower overall net earnings. Net earnings from continuing operations for 2007 decreased to $17.0 million, or $1.23 per diluted common share, from $30.2 million, or $2.22 per diluted common share, in 2006. For the fourth quarter of 2007, the Company had a net loss from continuing operations of $5.1 million, or $0.38 per diluted common share, compared to net earnings from continuing operations of $2.5 million, or $0.18 per diluted common share, in the same period of 2006. The decrease in net earnings year-over-year was due primarily to the following factors:

•

During 2007, the Company recognized a gain of $0.8 million, compared to $19.2 million during the same period of 2006, related to insurance recoveries, net of losses, associated with damages sustained from natural disasters that occurred during 2005 by the Louisiana Operations and at Calder Race Course;

•

The Company’s equity in loss of unconsolidated investments increased during 2007 primarily as a result of the performance of its investments in HorseRacingTV and TrackNet Media Group, LLC (“TrackNet”); and

•

The Company’s effective tax rate increased from 39 percent in 2006 to 42 percent in 2007, resulting primarily from the non-deductibility of legislative initiative costs in South Florida recognized during 2007.

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

Lower insurance-related gains, plus the Company’s investment of $2.6 million in South Florida legislative initiatives during 2007, primarily contributed to the year-over-year difference in EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations. EBITDA for 2007 was $55.2 million versus $69.7 million in 2006. The Company’s EBITDA for 2006 included the positive impact of $19.2 million of insurance recoveries, net of losses, related to storm damage incurred in the fall of 2005 at Calder and throughout the Louisiana Operations.

President and Chief Executive Officer Robert L. Evans said the Company made substantial progress during 2007 on several strategic initiatives intended to move Churchill Downs Incorporated down the path towards meaningful, long-term growth. “We entered the ADW market mid-year with the launch of TwinSpires.com and the acquisition of the AmericaTAB and BRIS businesses,” Evans said. “Today, our ADW platform offers some of the most sought-after horse racing content available, and TwinSpires.com continues to offer customers superior handicapping products and greater incentives to play. Through our TrackNet joint venture, we also increased the rate of revenue returned to horsemen and racetracks on handle generated through the ADW channel, thereby securing a greater return on investment for those who actually create the racing product.

“In 2007, we expanded our gaming business in Louisiana, opening a temporary slot machine facility at Fair Grounds that has exceeded our expectations. Average daily gross win per unit grew from $123 in September 2007 to $237 in December of last year. For January and February 2008, that average has climbed to $314. While we cannot predict future levels of play, we are very pleased with the facility’s performance to date. Construction on Fair Grounds’ permanent facility is on track, and we expect to open the new, larger building, which will initially feature 600 slot machines, this fall.

“Thanks to our successful campaign in Florida, we have the opportunity to add slot machine gaming to Calder. We are still examining how best to deploy our capital in the market and are not ready to announce our plans for a slot machine gaming facility. We will continue to work through the licensing and permitting process and other logistics necessary to put a final plan in place. We do want to thank voters in Miami-Dade County for their support at the polls last January. We also extend our gratitude to lawmakers in Florida and in Louisiana for working proactively with the horse racing industry on gaming initiatives. Their efforts have resulted in new revenue streams for state programs and have provided a competitive advantage for the horse racing industries in both states.”

Evans, concluded, “As we move ahead in 2008, we will continue to aggressively manage our cost structure by implementing new operating and purchasing efficiencies. We will focus on increasing wagering revenues by working to capture greater market share, particularly in the ADW channel. In the year ahead, we will also leverage our racing greatest assets, the Kentucky Derby and Kentucky Oaks, to help us identify and engage new fans for horse racing. We’ll introduce a number of innovative programs, wagering products, interactive contests and entertainment options that we believe will drive sign-ups for TwinSpires.com, enhance Kentucky Derby weekend for guests who join us on-track, and allow us to bring the Derby experience home to millions of fans around the world who want to be part of the first Saturday in May.”

A conference call regarding this news release is scheduled for Friday, March 14, 2008, at 9 a.m. EDT. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at www.churchilldownsincorporated.com or www.earnings.com, or by dialing (617) 213-4853 and entering the pass code 57288726 at least 10 minutes before the appointed time. The online replay will be available at approximately noon EDT and continue for two weeks. A two-week telephonic replay will be available one hour after the call ends by dialing (888) 286-8010 and entering 71855844 when prompted for the access code. A copy of the Company’s news release announcing quarterly

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided a non-GAAP measurement, which presents a financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Churchill Downs Incorporated uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. The Company believes the use of this measure enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. This non-GAAP measurement is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Churchill Downs Incorporated (“Churchill Downs”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. Churchill Downs’ four racetracks in Florida, Illinois, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap and Louisiana Derby. Churchill Downs racetracks have hosted seven Breeders’ Cup World Championships. Churchill Downs also owns off-track betting facilities and has interests in various advance-deposit wagering, television production, telecommunications and racing services companies, including a 50-percent interest in the national cable and satellite network HorseRacing TV™, that support the Company’s network of simulcasting and racing operations. Churchill Downs trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

Information set forth in this news release contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this news release are made pursuant to the Act. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in our accounting policies or practices; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with other Florida and Louisiana racetracks within those respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with customer relationship management initiatives; a substantial change in law or regulations affecting pari-mutuel and gaming activities; a substantial change in allocation of live racing days; changes in Illinois law that impact revenues of racing operations in Illinois; the presence of wagering facilities of Indiana racetracks near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to successfully complete any divestiture transaction; our ability to execute on our temporary and permanent slot facilities in Louisiana; market reaction to our expansion projects; the loss of our totalisator companies or their inability to provide us assurance of the reliability of their internal control processes through Statement on Auditing Standards No. 70 audits or to keep their

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

technology current; the need for various alternative gaming approvals in Louisiana; our accountability for environmental contamination; the loss of key personnel; the impact of natural disasters, including Hurricanes Katrina, Rita and Wilma on our operations and our ability to adjust the casualty losses through our property and business interruption insurance coverage; any business disruption associated with a natural disaster and/or its aftermath; our ability to integrate businesses we acquire, including our ability to maintain revenues at historic levels and achieve anticipated cost savings; the impact of wagering laws, including changes in laws or enforcement of those laws by regulatory agencies; the effect of claims of third parties to intellectual property rights; and the volatility of our stock price.

Shareholders and interested parties should read this discussion with the financial statements and other financial information included in this news release. Our significant accounting polices are described in Note 1 to the Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K.

Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

CHURCHILL DOWNS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS

for the three months and year ended December 31, 2007, and 2006

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net revenues	$89,055	$80,270	$410,735	$376,671

Operating expenses	80,376	72,429	326,404	301,607
Selling, general and administrative expenses	15,576	11,506	51,479	44,713
Insurance recoveries, net of losses	—	(6,278)	(784)	(19,231)

Operating (loss) income	(6,897)	2,613	33,636	49,582

Other income (expense):
Interest income	118	317	946	866
Interest expense	(1,271)	(589)	(3,525)	(1,869)
Equity in loss of unconsolidated investments	(1,101)	(225)	(3,372)	(839)
Miscellaneous, net	420	446	1,659	1,869

	(1,834)	(51)	(4,292)	27

(Loss) earnings from continuing operations before benefit (provision) for income taxes	(8,731)	2,562	29,344	49,609

Benefit (provision) for income taxes	3,600	(98)	(12,306)	(19,392)

Net (loss) earnings from continuing operations	(5,131)	2,464	17,038	30,217

Discontinued operations, net of income taxes:
Earnings (loss) from operations	96	(4,562)	55	(4,685)
Gain (loss) on sale of business	(1,180)	82	(1,362)	4,279

Net (loss) earnings	$(6,215)	$(2,016)	$15,731	$29,811

Net (loss) earnings per common share:

Basic
Net (loss) earnings from continuing operations	$(0.38)	$0.18	$1.24	$2.24
Discontinued operations	(0.08)	(0.33)	(0.09)	(0.03)

Net (loss) earnings	$(0.46)	$(0.15)	$1.15	$2.21

Diluted
Net (loss) earnings from continuing operations	$(0.38)	$0.18	$1.23	$2.22
Discontinued operations	(0.08)	(0.33)	(0.09)	(0.03)

Net (loss) earnings	$(0.46)	$(0.15)	$1.14	$2.19

Weighted average shares outstanding
Basic	13,525	13,287	13,458	13,159
Diluted	13,525	13,287	13,972	13,667

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

CHURCHILL DOWNS INCORPORATED

SUPPLEMENTAL INFORMATION BY OPERATING UNIT

for the three months and year ended December 31, 2007, and 2006

(Unaudited)

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net revenues from external customers:
Churchill Downs	$14,893	$17,810	$117,011	$122,196
Arlington Park	7,775	7,619	87,827	82,358
Calder	31,725	34,106	92,604	97,294
Louisiana Operations	23,535	19,905	86,862	70,705

Total racing operations	77,928	79,440	384,304	372,553
Other investments	10,429	212	24,054	1,953
Corporate	698	635	2,329	2,179

Net revenues from continuing operations	89,055	80,287	410,687	376,685
Discontinued operations	—	10,570	7,837	49,809

	$89,055	$90,857	$418,524	$426,494

Intercompany net revenues:
Churchill Downs	$871	$547	$2,912	$1,662
Arlington Park	132	—	939	505
Calder	625	264	1,108	641
Louisiana Operations	472	140	710	163

Total racing operations	2,100	951	5,669	2,971
Other investments	620	608	1,626	1,889
Eliminations	(2,720)	(1,576)	(7,247)	(4,874)

	—	(17)	48	(14)
Discontinued Operations	—	17	(48)	14

	$—	$—	$—	$—

Segment EBITDA and net (loss) earnings:
Churchill Downs	$(2,612)	$718	$34,013	$35,988
Arlington Park	(4,413)	(3,999)	6,313	(160)
Calder	1,439	5,105	7,101	13,541
Louisiana Operations	5,809	6,750	11,311	22,777

Total racing operations	223	8,574	58,738	72,146
Other investments	(333)	(38)	(1,001)	1,132
Corporate	(942)	(778)	(2,586)	(3,614)

Total EBITDA from continuing operations	(1,052)	7,758	55,151	69,664
Eliminations	—	9	56	112
Depreciation and amortization	(6,525)	(4,933)	(23,284)	(19,164)
Interest income (expense), net	(1,154)	(272)	(2,579)	(1,003)
Benefit (provision) for income taxes	3,600	(98)	(12,306)	(19,392)

Net (loss) earnings from continuing operations	(5,131)	2,464	17,038	30,217
Discontinued operations, net of income taxes	(1,084)	(4,480)	(1,307)	(406)

Net (loss) earnings	$(6,215)	$(2,016)	$15,731	$29,811

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

During the year ended December 31, 2007, the Company modified its method of allocating management fees to the operating segments. As a result, management fees included in EBITDA of the operating segments fluctuated significantly between each of the three months and years ended December 31, 2007, and 2006. The table below presents management fees (expense) income included in the EBITDA of each of the operating segments for each of the three months and years ended December 31, 2007, and 2006 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Churchill Downs	$(1,704)	$(989)	$(5,279)	$(4,467)
Arlington Park	(1,323)	(47)	(3,907)	(2,102)
Calder	(2,149)	(1,343)	(4,126)	(3,315)
Louisiana Operations	1,846	(1,955)	(3,856)	(6,336)
Other investments	(1,130)	—	(1,130)	—
Corporate	4,460	4,334	18,298	16,220

Total	$—	$—	$—	$—

In connection with the formation of TrackNet, the Company’s internal management reporting structure was adjusted to eliminate the segment formerly known as Churchill Downs Simulcast Network (“CDSN”). CDSN previously sold the racing signals of the racetracks owned by the Company for wagering and simulcast purposes, but this function will be performed by TrackNet going forward. Activity previously disclosed for CDSN for each of the three months and year ended December 31, 2006, has been allocated to the other operating segments as follows (in thousands):

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Net revenues from external customers
Churchill Downs	$5,378	$29,603
Arlington Park	4	10,484
Calder	6,887	15,409
Louisiana Operations	2,958	4,778
Corporate	635	2,017
Discontinued operations	—	2,540

Total CDSN	$15,862	$64,831

Intercompany net revenues
Churchill Downs	$(4,060)	$(22,350)
Arlington Park	(4)	(7,864)
Calder	(5,164)	(11,556)
Louisiana Operations	(2,219)	(3,584)
Discontinued Operations	1	(1,922)
Eliminations	11,446	47,276

Total CDSN	$—	$—

Segment EBITDA
Churchill Downs	$1,317	$7,249
Arlington Park	1	2,621
Calder	1,721	3,851
Louisiana Operations	739	1,194
Corporate	227	487
Discontinued operations	—	617

Total CDSN	$4,005	$16,019

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Churchill Downs Incorporated Reports 2007 Results

March 13, 2008

CHURCHILL DOWNS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$15,345	$20,751
Restricted cash	11,295	12,704
Accounts receivable, net	46,335	42,316
Deferred income taxes	6,497	6,274
Income taxes receivable	13,414	12,217
Other current assets	10,396	8,857
Assets held for sale	—	25,422

Total current assets	103,282	128,541

Plant and equipment, net	357,986	336,068
Goodwill	108,349	53,528
Other intangible assets, net	39,087	16,048
Other assets	16,112	12,143

Total assets	$624,816	$546,328

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,032	$21,476
Purses payable	12,816	18,128
Accrued expenses	43,788	40,781
Dividends payable	6,750	6,670
Deferred revenue	25,455	26,165
Liabilities associated with assets held for sale	—	13,671

Total current liabilities	120,841	126,891

Long-term debt	67,989	—
Convertible note payable, related party	14,234	13,393
Other liabilities	20,452	22,485
Deferred revenue	19,680	20,416
Deferred income taxes	14,062	13,064

Total liabilities	257,258	196,249

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 250 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized; 13,672 shares and 13,420 shares issued at December 31, 2007 and 2006, respectively	137,761	128,937
Retained earnings	229,797	221,142

Total shareholders’ equity	367,558	350,079

Total liabilities and shareholders’ equity	$624,816	$546,328

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